FORM 13F SUMMARY PAGE

Report Summary:
Number of Other Included Managers:	1
Form 13F Information Table Entry Total:	401
Form 13F Information Table Value Total:	$2,070,600

List of Other Included Managers:

Provide a numbered list of the name(s) and Form 13F file number(s) of all Institutional investment managers with respect to which this report is files, other than the manager filing this report.

[If there are no entries in this list, state "NONE" and omit the column headings and list entries.]
No.	Form 13F File Number	Name
1.	28-4373			Sit Investment Fixed Income Advisors, Inc.